Exhibit 10.42
10.42 Auxiliary Materials Purchase Agreement, dated January 1, 2009, between Shandong Xiangrui and Shandong Runyin Bio-chemical Co., Ltd.
Party A (Supplier): Shandong Runyin Bio-chemical Co., Ltd.
Party B (Purchaser): Shandong Xiangrui
•	General Information
•	Pursuant to the agreement Shandong Runyin Bio-chemical Co., Ltd. supplies auxiliary materials, such as H2, coal, soft water and sulfur, to Shandong Xiangrui.
•	The price for H2 should be RMB 60 for Stearic acid consumed per ton, and the coal should be RMB 585 per ton, soft water should be RMB 1.775 per cubic, sulfur should be RMB 351 per ton.
•	Headlines of the articles omitted
•	Miscellaneous